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                                                                     Exhibit 5.1

                         [Thompson Coburn Letterhead]


                                April 14, 1997


Mercantile Capital Trust I
Mercantile Bancorporation Inc.
P. O. Box 524
St. Louis, Missouri 63166

Ladies and Gentlemen:

          We have acted as counsel to Mercantile Bancorporation Inc., a Missouri corporation (the "Company") and Sponsor of Mercantile Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to:
(i) the proposed issuance by the Trust of $150,000,000 aggregate Liquidation Amount of the Trust's Floating Rate Capital Securities (the "New Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $150,000,000 aggregate Liquidation Amount of the Trust's outstanding Floating Rate Capital Securities (the "Old Capital Securities"); (ii) the proposed issuance by the Company to the Trust of $154,640,000 aggregate principal amount of the Company's Floating Rate Junior Subordinated Deferrable Interest Debentures due 2027 (the "New Subordinated Debt Securities") registered under the Securities Act, in exchange for up to $154,640,000 aggregate principal amount of the Company's outstanding Floating Rate Junior Subordinated Deferrable Interest Debentures due 2027 (the "Old Subordinated Debt Securities"); and (iii) the Company's guarantee (the "New Guarantee"), which guarantees the payment of Distributions and payments on liquidation or redemption of the New Capital Securities, registered under the Securities Act, in exchange for the Company's guarantee (the "Old Guarantee") which guarantees the payment of Distributions and payments on liquidation or redemption of the Old Capital Securities.

          The New Capital Securities are issuable under an Amended and Restated Declaration of Trust, dated as of February 4, 1997, between Chase Manhattan Bank, Delaware, as Delaware Trustee, The Chase Manhattan Bank, as Institutional Trustee, John Q. Arnold, Kenneth E. Schutte and Jon W. Bilstrom, as Administrators of the Trust, and the Company, as Sponsor; the New Subordinated Debt Securities are issuable under an Indenture, dated February 4, 1997, between the Company, as Issuer, and The Chase Manhattan Bank, as Trustee (the "Indenture"); and the New Guarantee is issuable under the Capital Securities Guarantee Agreement, dated as of February 4, 1997, between the Company and The Chase Manhattan Bank, as Guarantee Trustee.

          In rendering the opinions set forth herein, we have examined such corporate records of the Company and the Trust, such laws and such other information as we have deemed relevant, including the Company's Articles of Incorporation, as amended, and By-laws; the resolutions adopted by the Company's Board of Directors relating to the Exchange Offer; the Trust's Declaration of Trust; the Trust's Amended and Restated Declaration of Trust ("Governing Instrument"); the First Supplemental Indenture, dated February 4, 1997, between the Company, as Issuer, and The Chase Manhattan Bank, as Trustee; the Registration Rights Agreement, dated January 29, 1997, among the Company, the Trust and Salomon Brothers Inc, as Representative of the several Initial Purchasers (the "Registration Rights Agreement"); the Registration Statement; certificates received from state officials; and statements we
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Mercantile Capital Trust I
Mercantile Bancorporation Inc.
April 14, 1997
Page 2



have received from officers and representatives of the Company and the Trust. In delivering this opinion, the undersigned assumes: the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies; the authenticity of the originals of all such latter documents; and the correctness of statements submitted to us by officers and representatives of the Company and the Trust. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture and/or the Registration Rights Agreement.

          Based solely on the foregoing, the undersigned is of the opinion that:

          1. The Trust is a duly created and validly existing business trust in good standing under the laws of the State of Delaware;

          2. The New Capital Securities, upon issuance pursuant to the Exchange Offer, will constitute validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial interests in the assets of the Trust;

          3. Under the Delaware Business Trust Act, 12 Del. C. (S)(S) 3801 et. seq. (the "Delaware Act"), and the Governing Instrument, each New Capital Securities Holder of the Trust, in such capacity, will be entitled to the same limitation of personal liability extended to stockholders of private corporations organized for profit under the General Corporation Law of the State of Delaware; provided, however, we express no opinion with respect to the liability of any New Capital Securities Holder who is, was or may become a named Trustee of the Trust. Notwithstanding the forgoing, we note that pursuant to
Section 11.4 of the Governing Instrument, the Trust may withhold amounts otherwise distributable to a Holder and pay over such amounts to the applicable jurisdictions in accordance with federal, state and local law and any amount withheld will be deemed to have been distributed to such Holder and that, pursuant to the Governing Instrument, New Capital Securities Holders may be obligated to make payments or provide indemnity or security under the circumstances set forth herein;

          4. The Company has been duly incorporated and is validly existing under the laws of the State of Missouri;

          5. The New Subordinated Debt Securities have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against surrender Old Capital Security to the Company and cancellation of a like amount of Old Subordinated Debt Securities in the manner described in the Registration Statement, the New Subordinated Debt Securities will constitute valid and binding obligations of the Company; and

          6. The New Guarantee has been duly authorized by all requisite corporate action of the Company and constitutes the valid and binding obligation of the Company.

          The opinions expressed herein by the undersigned are expressly limited to the laws of the State of Missouri, the corporate and trust law of the State of Delaware and the laws of the United States of
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Mercantile Capital Trust I
Mercantile Bancorporation Inc.
April 14, 1997
Page 3

America. We assume no responsibility as to the applicability or the effect of the laws of any other domestic or foreign jurisdiction on the subject transactions.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the section entitled "Legal Matters" in the Prospectus constituting a part of the Registration Statement. We expressly disavow any obligation to update this letter in the future.

                                    Very truly yours,

                                    /s/ Thompson Coburn